Exhibit 99.1

Analog Devices Announces Financial Results for the First Quarter of Fiscal Year 2011

NORWOOD, Mass.--(BUSINESS WIRE)--February 15, 2011--Analog Devices, Inc. (NYSE: ADI)

  1Q11 revenue was $729 million
  1Q11 diluted EPS from continuing operations was $0.70, which includes $0.04 of one-time tax benefit items
  1Q11 gross margin was 66.2% of revenue
  1Q11 operating margin was 35.6% of revenue
  Board of Directors declared a quarterly dividend of $0.22 per share
  Financial results and 2Q11 outlook will be discussed via conference call today at 5:00 pm

Analog Devices, Inc. (NYSE: ADI), a global leader in high-performance semiconductors for signal processing applications, today announced financial results for the first quarter of fiscal 2011, which ended January 29, 2011.

“ADI delivered solid results in the first quarter, with revenue that was in line with our expectations. Our profitability remained strong as we achieved gross margin of 66.2%, operating margin of 35.6%, EPS from continuing operations of $0.66, excluding one-time tax benefit items, and operating cash flow that was 30% of sales,” said Jerald G. Fishman, President and CEO. “Most importantly, business levels stabilized during the first quarter, giving us confidence that 2011 will be another good year for ADI.”

Results of Operations for the First Quarter of Fiscal 2011

  Revenue was $729 million, a decrease of 5% from the immediately prior quarter and an increase of 21% from the same period one year ago. For more information regarding revenue by end market and product type for the first quarter of fiscal 2011, please see Schedules D and E of this document. In addition, a more complete table covering prior periods is available on the Analog Devices Investor Relations website at: investor.analog.com.
  Gross margin was 66.2% of revenue, compared to 67% of revenue in the immediately prior quarter, and 61.1% of revenue in the same period one year ago.
  Operating expenses were $223 million, compared to $230 million in the immediately prior quarter, and $219 million in the same period one year ago, which included a one-time restructuring charge. Excluding that charge, non-GAAP operating expenses for that period were $203 million. The table reconciling non-GAAP data to the Company’s GAAP results is provided in this release on Schedule F. A more complete table covering reconciliations for prior periods is available on the Analog Devices Investor Relations website at investor.analog.com.

  Operating income from continuing operations was $259 million, or 35.6% of revenue, compared to $286 million, or 37.1% of revenue, in the immediately prior quarter, and $149 million, or 24.7% of revenue, in the same period one year ago, which included a one-time restructuring charge. Excluding that charge, non-GAAP operating income for that period was $166 million, or 27.5% of revenue.
  Diluted earnings per share (EPS) from continuing operations was $0.70, and non-GAAP diluted EPS from continuing operations was $0.66, excluding one-time tax benefit items. This compares to $0.73 in the immediately prior quarter, and $0.39 in the same period one year ago, which included a one-time restructuring charge. Excluding that charge, non-GAAP diluted EPS from continuing operations for that period was $0.43.
  Diluted EPS from discontinued operations was $0.02.
  The Board of Directors declared a cash dividend of $0.22 per outstanding share of common stock, which will be paid on March 23, 2011 to all shareholders of record at the close of business on March 4, 2011.
  Net cash provided by operating activities was $217 million, or 30% of revenue. Capital expenditures were $26 million, cash dividends paid were $66 million, and approximately $114 million was used to repurchase 3.1 million shares of ADI stock during the first quarter of fiscal 2011.
  Cash and short-term investments at the end of the first quarter of fiscal 2011 totaled $3.0 billion, compared to $2.7 billion at the end of the immediately prior quarter.
  Accounts receivable in the first quarter of fiscal 2011, as measured by days sales outstanding, was 48 days, compared to 46 days at the end of the immediately prior quarter.
  Inventory at the end of the first quarter of fiscal 2011 increased by $6 million, or 2%, compared to the immediately prior quarter. Days in inventory was 105 days at the end of the first quarter of fiscal 2011, compared to 100 days at the end of the immediately prior quarter.

Outlook for the Second Quarter of Fiscal 2011

The following statements are based on current expectations. These statements are forward- looking and actual results may differ materially, including as a result of the important factors discussed at the end of this release. These statements supersede all prior statements regarding business outlook set forth in prior ADI news releases.

Regarding the outlook for the second quarter of fiscal 2011, Mr. Fishman stated, “Order trends were strong in the first quarter. Our book-to-bill ratio, as measured by end customer bookings, was approximately one and our backlog increased slightly. Importantly, orders from our OEM customers increased above fourth quarter levels. These trends, coupled with input from our largest customers that demand is strong across their end markets, give us confidence that the inventory correction is mostly behind us at ADI. As a result, we are planning for second quarter revenue to be in the range of $730 million to $760 million, flat to up 4% sequentially, and up 9% to 14% on a year-to-year basis. We are planning for our gross margin to increase to approximately 66.5% of sales based on our current mix assumptions, and for our operating expenses to grow in the range of 2% to 3% primarily as a result of the annual salary increase which took effect at the beginning of the second quarter. For the balance of the year, we are planning for expenses to grow slower than revenues. On an earnings per share basis, we anticipate that our diluted EPS from continuing operations for the second quarter will be in the range of $0.65 to $0.69.”

Conference Call Scheduled for 5:00 pm ET

Mr. Fishman will discuss the first quarter results and short-term outlook via webcast, accessible at investor.analog.com, today, beginning at 5:00 pm ET. Investors who prefer to join by telephone may call 706-634-7193 ten minutes before the call begins and provide the password "ADI."

A replay will be available almost immediately after the call. The replay may be accessed for up to one week by dialing 800-642-1687 (replay only) and providing the conference ID: 40955094, or by visiting investor.analog.com.

Non-GAAP Financial Information

This release includes non-GAAP financial measures for prior periods that are not in accordance with, nor an alternative to, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

Schedule F of this press release provides the reconciliation of the Company’s non-GAAP measures to its GAAP measures.

Manner in Which Management Uses the Non-GAAP Financial Measures

Management uses non-GAAP operating expenses, non-GAAP operating income, non-GAAP operating margin, and non-GAAP diluted earnings per share to evaluate the Company’s operating performance against past periods and to budget and allocate resources in future periods. These non-GAAP measures also assist management in understanding and evaluating the Company’s operating results and trends in the Company’s business.

Economic Substance Behind Management’s Decision to Use Non-GAAP Financial Measures

The items excluded from the non-GAAP measures were excluded because they are of a non-recurring or non-cash nature.

The following item is excluded from our non-GAAP operating expenses, non-GAAP operating income, and non-GAAP operating margin:

Restructuring-Related Expenses. These expenses are incurred in connection with facility closures, consolidation of manufacturing facilities, and other cost reduction efforts. Apart from ongoing expense savings as a result of such items, these expenses and the related tax effects have no direct correlation to the operation of our business in the future.

The following items are excluded from our non-GAAP diluted earnings per share:

Restructuring-Related Expenses. These expenses are incurred in connection with facility closures, consolidation of manufacturing facilities, and other cost reduction efforts. Apart from ongoing expense savings as a result of such items, these expenses and the related tax effects have no direct correlation to the operation of our business in the future.

Tax-Related Items. The Company recorded a $13 million tax benefit related to taxes that are one-time in nature. These one-time tax items included the reinstatement of the R&D tax credit in December 2010, retroactive to January 1, 2010; a reduction in a state tax credit valuation reserve we had recorded in prior years, which we now believe we can recover; and a benefit from the increase to the Irish deferred tax asset as a result of the increase in the Irish manufacturing tax rate from 10% to 12.5%. We excluded these tax-related items from our non-GAAP measures because they are not associated with the tax expense on our current operating results.

Why Management Believes the Non-GAAP Financial Measures Provide Useful Information to Investors

Management believes that the presentation of non-GAAP operating expenses, non-GAAP operating income, non-GAAP operating margin, and non-GAAP diluted EPS is useful to investors because it provides investors with the operating results that management uses to manage the Company.

Material Limitations Associated with Use of the Non-GAAP Financial Measures

Analog Devices believes that non-GAAP operating expenses, non-GAAP operating income, non-GAAP operating margin, and non-GAAP diluted EPS have material limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. In addition, our non-GAAP measures may not be comparable to the non-GAAP measures reported by other companies. The Company’s use of non-GAAP measures, and the underlying methodology in excluding certain items, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, record such items in future periods.

Management’s Compensation for Limitations of Non-GAAP Financial Measures

Management compensates for these material limitations in non-GAAP operating expenses, non-GAAP operating income, non-GAAP operating margin, and non-GAAP diluted EPS by also evaluating our GAAP results and the reconciliations of our non-GAAP measures to the most directly comparable GAAP measures. Investors should consider our non-GAAP financial measures in conjunction with the corresponding GAAP measures.

About Analog Devices, Inc.

Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers, representing virtually all types of electronic equipment. Celebrating over 40 years as a leading global manufacturer of high-performance integrated circuits used in analog and digital signal processing applications, Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices' common stock is listed on the New York Stock Exchange under the ticker “ADI” and is included in the S&P 500 Index.

This release may be deemed to contain forward-looking statements which include, among other things, our statements regarding expected revenue, earnings, earnings per share, operating expenses, backlog, inventory levels, gross margin, operating margin, and other financial results, expected market trends, growth opportunities and business strategy, our competitiveness, expected customer demand for our products, and expected results of our ongoing expense management efforts, that are based on our current expectations, beliefs, assumptions, estimates, forecasts, and projections about the industry and markets in which Analog Devices operates. The statements contained in this release are not guarantees of future performance, are inherently uncertain, involve certain risks, uncertainties, and assumptions that are difficult to predict, and do not give effect to the potential impact of any mergers, acquisitions, divestitures, or business combinations that may be announced or closed after the date hereof. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing Analog Devices’ expectations or beliefs as of any date subsequent to the date of this press release. We do not undertake any obligation to update forward-looking statements made by us. Important factors that may affect future operating results include: any faltering in the apparent improvement of economic conditions and financial markets following the recent crisis in global credit and financial markets, erosion of consumer confidence and declines in customer spending, the effects of declines in customer demand for our products and for end products that incorporate our products, competitive pricing pressures, unavailability of raw materials or wafer fabrication, assembly and test capacity, any delay or cancellation of significant customer orders, changes in geographic, product or customer mix, inability to license third party intellectual property, inability to meet customer demand, adverse results in litigation matters, and other risk factors described in our most recent filings with the Securities and Exchange Commission. Our results of operations for the periods presented in this release are not necessarily indicative of our operating results for any future periods. Any projections in this release are based on limited information currently available to Analog Devices, which is subject to change. Although any such projections and the factors influencing them will likely change, we will not necessarily update the information, as we will only provide guidance at certain points during the year. Such information speaks only as of the original issuance date of this release.

Analog Devices and the Analog Devices logo are registered trademarks or trademarks of Analog Devices, Inc. All other trademarks mentioned in this document are the property of their respective owners.

For more information, please contact: Mindy Kohl, Director of Investor Relations, Analog Devices, Inc. 781-461-3282 (phone); 781-461-3491 (fax); investor.relations@analog.com (email).

Analog Devices, First Quarter, Fiscal 2011

Schedule A
Sales/Earnings Summary (GAAP)
(In thousands, except per-share amounts)

	Three Months Ended
	1Q 11	4Q 10	1Q 10
	Jan. 29, 2011	Oct. 30, 2010	Jan. 30, 2010
Revenue	$728,504	$769,990	$602,983
Year-to-year change	21%	35%	27%
Quarter-to-quarter change	-5%	7%	5%
Cost of sales (1)	246,331	253,761	234,507
Gross margin	482,173	516,229	368,476
Gross margin percentage	66.2%	67.0%	61.1%
Operating expenses:
R&D (1)	122,745	128,140	114,398
Selling, marketing and G&A (1)	100,022	102,349	88,481
Special charges	-	-	16,483
Operating income from continuing operations	259,406	285,740	149,114
Other (income) expense	586	(2,317)	847
Income from continuing operations before income tax	258,820	288,057	148,267
Provision for income taxes	43,214	63,063	28,667
Income from continuing operations, net of tax	215,606	224,994	119,600
Gain on sale of discontinued operations, net of tax	6,500	-	859
Net income	$222,106	$224,994	$120,459

Shares used for EPS - basic	299,218	298,228	295,469
Shares used for EPS - diluted	308,848	306,711	304,730

Earnings per share from continuing operations - basic	$0.72	$0.75	$0.40
Earnings per share from continuing operations - diluted	$0.70	$0.73	$0.39

Earnings per share - basic	$0.74	$0.75	$0.41
Earnings per share - diluted	$0.72	$0.73	$0.40

Dividends paid per share	$0.22	$0.22	$0.20

(1) Includes stock-based compensation expense as follows:
Cost of sales	$1,748	$1,923	$1,671
R&D	$5,585	$6,020	$5,359
Selling, marketing and G&A	$5,270	$5,543	$4,805

Analog Devices, First Quarter, Fiscal 2011

Schedule B
Selected Balance Sheet Information (GAAP)
(In thousands)

	1Q 11	4Q 10	1Q 10
	Jan. 29, 2011	Oct. 30, 2010	Jan. 30, 2010
Cash & short-term investments	$2,961,116	$2,687,768	$2,178,964
Accounts receivable, net	384,276	387,169	313,288
Inventories (1)	282,980	277,478	243,275
Other current assets	108,657	126,584	105,428
Total current assets	3,737,029	3,478,999	2,840,955
PP&E, net	468,541	472,665	464,456
Investments	28,119	10,007	8,664
Goodwill and intangible assets	257,164	256,923	257,975
Other	106,052	110,237	82,318
Total assets	$4,596,905	$4,328,831	$3,654,368

Deferred income on shipments to distributors, net	$253,254	$242,848	$177,029
Other current liabilities	355,237	400,619	274,402
Non-current liabilities	623,987	485,647	438,784
Stockholders' equity	3,364,427	3,199,717	2,764,153
Total liabilities & equity	$4,596,905	$4,328,831	$3,654,368

(1) Includes $2,447, $2,534 and $2,537 related to stock-based compensation in 1Q11, 4Q10 and 1Q10, respectively.

Analog Devices, First Quarter, Fiscal 2011

Schedule C
Cash Flow Statement (GAAP)
(In thousands)

	Three Months Ended
	1Q 11	4Q 10	1Q 10
	Jan. 29, 2011	Oct. 30, 2010	Jan. 30, 2010
Cash flows from operating activities:
Net Income	$222,106	$224,994	$120,459
Adjustments to reconcile net income
to net cash provided by operations:
Depreciation	29,493	29,307	29,281
Amortization of intangibles	392	639	1,801
Stock-based compensation expense	12,603	13,486	11,835
Gain on sale of business	(6,500)	-	(859)
Excess tax benefit - stock options	(3,607)	(164)	(53)
Non-cash portion of special charges	-	-	487
Other non-cash activity	163	242	178
Deferred income taxes	(2,305)	6,367	5,597
Changes in operating assets and liabilities:
Changes in other operating assets and liabilities	(35,594)	(595)	45,047
Total adjustments	(5,355)	49,282	93,314
Net cash provided by operating activities	216,751	274,276	213,773
Percent of total revenue	29.8%	35.6%	35.5%

Cash flows from investing activities:
Additions to property, plant and equipment	(25,547)	(37,763)	(17,179)
Purchases of short-term available-for-sale investments	(664,148)	(1,038,519)	(739,309)
Maturities of short-term available-for-sale investments	651,887	786,021	625,921
Sales of short-term available-for-sale investments	239,419	149,777	24,977
Proceeds related to sale of businesses	10,000	-	63,036
(Increase) decrease in other assets	(3,475)	608	(407)
Net cash provided by (used for) investing activities	208,136	(139,876)	(42,961)

Cash flows from financing activities:
Proceeds from long-term debt	145,000	-	-
Dividend payments to shareholders	(65,810)	(65,589)	(58,870)
Repurchase of common stock	(113,605)	(35,801)	-
Net proceeds from employee stock plans	101,967	42,145	163,487
Other financing activities	4,576	208	-
Excess tax benefit - stock options	3,607	164	53
Net cash provided by (used for) financing activities	75,735	(58,873)	104,670
Effect of exchange rate changes on cash	(301)	1,044	(943)

Net increase in cash and cash equivalents	500,321	76,571	274,539
Cash and cash equivalents at beginning of period	1,070,000	993,429	639,729
Cash and cash equivalents at end of period	$1,570,321	$1,070,000	$914,268

Analog Devices, First Quarter, Fiscal 2011

Schedule D
Revenue Trends by End Market

The categorization of revenue by end market is determined using a variety of data points including the technical characteristics of the product, the “sold to” customer information, the "ship to" customer information and the end customer product or application into which our product will be incorporated. As data systems for capturing and tracking this data evolve and improve, the categorization of products by end market can vary over time. When this occurs we reclassify revenue by end market for prior periods. Such reclassifications typically do not materially change the sizing of, or the underlying trends of results within, each end market.

	Three Months Ended
	Jan. 29, 2011				Oct. 30, 2010	Jan. 30, 2010
	Revenue	%	Q/Q %	Y/Y %	Revenue	Revenue
Industrial	$336,799	46%	-3%	28%	$347,790	$262,786
Automotive	94,685	13%	1%	30%	93,632	72,826
Consumer	120,940	17%	-12%	-1%	137,045	121,590
Communications	163,478	22%	-8%	22%	178,402	133,471
Computer	12,602	2%	-4%	2%	13,121	12,310
Total Revenue	$728,504	100%	-5%	21%	$769,990	$602,983

Analog Devices, First Quarter, Fiscal 2011

Schedule E
Revenue Trends by Product Type

The categorization of our products into broad categories is based on the characteristics of the individual products, the specification of the products and in some cases the specific uses that certain products have within applications. The categorization of products into categories is therefore subject to judgment in some cases and can vary over time. In instances where products move between product categories we reclassify the amounts in the product categories for all prior periods. Such reclassifications typically do not materially change the sizing of, or the underlying trends of results within, each product category.

	Three Months Ended
	Jan. 29, 2011				Oct. 30, 2010	Jan. 30, 2010
	Revenue	%	Q/Q %	Y/Y %	Revenue	Revenue
Converters	$329,791	45%	-7%	13%	$355,196	$291,174
Amplifiers / Radio Frequency	195,635	27%	-2%	33%	200,565	147,591
Other analog	93,757	13%	-1%	29%	94,942	72,494
Subtotal Analog Signal Processing	619,183	85%	-5%	21%	650,703	511,259
Power management & reference	53,357	7%	-4%	36%	55,666	39,197
Total Analog Products	$672,540	92%	-5%	22%	$706,369	$550,456
Digital Signal Processing	55,964	8%	-12%	7%	63,621	52,527
Total Revenue	$728,504	100%	-5%	21%	$769,990	$602,983

Analog Devices, First Quarter, Fiscal 2011

Schedule F
Reconciliation from Non-GAAP to GAAP Data (In thousands, except per-share amounts)

See "Non-GAAP Financial Information" in this press release for a description of the items excluded from our non- GAAP measures.

	Three Months Ended
	1Q 11	4Q 10	1Q 10
	Jan. 29, 2011	Oct. 30, 2010	Jan. 30, 2010

GAAP Operating Expenses	$222,767	$230,489	$219,362
Percent of Revenue	30.6%	29.9%	36.4%
Restructuring-Related Expense	-	-	(16,483)
Non-GAAP Operating Expenses	$222,767	$230,489	$202,879
Percent of Revenue	30.6%	29.9%	33.6%

GAAP Operating Income/ Margin From Continuing Operations	$259,406	$285,740	$149,114
Percent of Revenue	35.6%	37.1%	24.7%
Restructuring-Related Expense	-	-	16,483
Non-GAAP Operating Income/ Margin From Continuing Operations	$259,406	$285,740	$165,597
Percent of Revenue	35.6%	37.1%	27.5%

GAAP Diluted EPS Including Discontinued Operations	$0.72	$0.73	$0.40
Diluted Loss (Earnings) Per Share from Discontinued Operations	(0.02)	-	(0.00)
GAAP Diluted EPS From Continuing Operations (1)	$0.70	$0.73	$0.39
Restructuring-Related Expense	-	-	0.04
Impact of the Reinstatement of the R&D Tax Credit	(0.02)	-	-
Impact of State Tax Valuation	(0.02)	-	-
Impact of Increase in Irish Tax Rate	(0.00)	-	-
Non-GAAP Diluted EPS From Continuing Operations	$0.66	$0.73	$0.43

(1) The sum of the individual per share amounts may not equal the total due to rounding.

CONTACT:
Analog Devices, Inc.
Mindy Kohl, 781-461-3282
Director of Investor Relations
781-461-3491 (fax)
investor.relations@analog.com